Exhibit 10.2

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of the 4th day of January, 2013 among (a) BioTime, Inc., a California corporation (“Biotime”), on the one hand, and (b) Alfred D. Kingsley (“Mr. Kingsley”), Greenbelt Corp. (“Greenbelt”) and Greenway Partners, L.P. (“Greenway” and, together  with Mr. Kingsley and Greenbelt, the “Shareholder”), on the other hand.

In consideration for the Shareholder entering into a support agreement with Geron Corporation of even date herewith (the “Support Agreement”), BioTime and Shareholder agree as follows:

1.             Indemnification by Biotime.  Subject to Section 2, BioTime shall indemnify, defend, save and hold harmless Mr. Kingsley, Greenbelt and Greenway, and each of their members, managers, directors, officers, employees, agents, representatives, affiliates, successors and assigns (each, a “Shareholder Indemnified Party”) from and against any and all damages, liabilities, losses, awards, judgments, costs and expenses, including reasonable attorneys’ fees and expenses (collectively, “Losses”), to the extent relating to (i) any third party claim or action (including but not limited to, any claims or actions brought by Geron Corporation or its affiliates), (ii) any regulatory claim, inquiry, or investigation or other regulatory Proceeding, or (iii) any counter-claim or other action brought in connection with a claim or action brought by BioTime against any Shareholder Indemnified Party, that are imposed upon or otherwise actually suffered or incurred by a Shareholder Indemnified Party resulting from or arising out of Shareholder being a party to the Support Agreement.  The amount of any Losses recoverable hereunder shall be net of any recovery under any insurance policy, provided that no Shareholder Indemnified Party shall have any obligation to seek recovery under any insurance policy.  Promptly after receipt by any Shareholder Indemnified Party of notice of any action or proceeding, such Shareholder Indemnified Party shall notify BioTime of such action or proceeding, provided that the failure to so notify BioTime shall not relieve BioTime from any liability hereunder except to the extent such failure to notify has actually and materially prejudiced the defense relating to any such action or proceeding.

2.             Limitations on Indemnification Obligation.  Notwithstanding the provisions of Section 1 above,

(a) if a court of competent jurisdiction makes a final determination that Mr. Kingsley, and/or Greenbelt and/or Greenway has (i) made any material inaccuracy in or breached any representation or warranty contained in the Support Agreement; or (ii) failed to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in the Support Agreement, BioTime shall have no obligation to indemnify any Shareholder Indemnified Party for any losses arising directly as a result of such actions.

(b) In addition, if BioTime reasonably determines that Mr. Kingsley, and/or Greenbelt and/or Greenway has violated Section 3.1 of the Support Agreement, Biotime shall have no obligation to indemnify any Shareholder Indemnified Party for any losses arising directly as a result of such violation, regardless of whether  a court of competent jurisdiction has  made a final determination pursuant to Section 2(a) that such violation occurred.

(c)  In the event of a determination under either Section 2(a) or 2(b) that BioTime has no obligation to indemnify any Shareholder Indemnified Party hereunder, Mr. Kingsley, Greenbelt and Greenway hereby undertake to reimburse BioTime for any payments made by BioTime to any Shareholder  Indemnified Party pursuant to Section 1 related to such matters prior to such determination.

3.             Reimbursement of Expenses.  Biotime shall reimburse Shareholder for all reasonable expenses (including legal expenses) that Shareholder incurs in connection with the negotiation, execution and compliance with the Support Agreement.

4.             Choice of Law.  The laws of the State of New York, notwithstanding its rules regarding choice of law, shall govern this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto with respect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BIOTIME, INC.

By:	/s/Michael D. West
Name:	Michael D. West
Title:	Chief Executive Officer

ALFRED D. KINGSLEY

/s/Alfred D. Kingsley

GREENBELT CORP.

By:	/s/Alfred D. Kingsley
Name:	Alfred D. Kingsley
Title:	President

GREENWAY PARTNERS L.P.

By:	/s/Alfred D. Kingsley
Name:	Alfred D. Kingsley
Its:	General Partner

[Signature Page to Indemnification Agreement (Kingsley)]